Exhibit 10.1

FORBEARANCE AGREEMENT

This Forbearance Agreement (this “Agreement”) is entered into as of December 13, 2011, by and between St George Investments LLC, an Illinois limited liability company, its successors or assigns (“Lender”), and Drinks Americas Holdings, Ltd., a Delaware corporation (“Borrower”).

A. Borrower previously sold and issued to Lender that certain non-interest bearing Debenture dated June 18, 2009 in the amount of Four Million Dollars ($4,000,000.00) (the “Debenture”).

B. The Debenture was issued pursuant to a Securities Purchase Agreement dated June 18, 2009 between Lender and Borrower (the “Purchase Agreement”), and Borrower’s obligations under the Loan Documents were secured by that certain Pledge Agreement dated June 18, 2009 (the “Pledge Agreement” and together with the Debenture, the Purchase Agreement, and all other documents entered into in conjunction therewith, including without limitation any amendments, waivers, or prior forbearance agreements, the “Loan Documents”).

C. Pursuant to the Purchase Agreement, the Debenture was issued at a twenty-five percent (25%) original issue discount, meaning that Lender would pay Three Million Dollars ($3,000,000.00) to Borrower in consideration for the Debenture.

D. In conjunction with its acquisition of the Debenture, Lender i) delivered Three Hundred Seventy-Five Thousand Dollars ($375,000.00) cash to Borrower and ii) issued eleven (11) Secured Purchase Notes dated June 18, 2009, ten (10) in the principal amount of Two Hundred Fifty Thousand Dollars ($250,000.00), and one (1) in the principal amount of One Hundred Twenty-Five Thousand Dollars ($125,000.00) (the “Buyer Notes”).

E. On or about July 14, 2009, the average value of the Collateral Shares (as defined in the Pledge Agreement) fell below the Required Level (as defined in the Pledge Agreement) for five consecutive trading days, which (i) constituted a Trigger Event (as defined in the Debenture) under the Debenture (the “June 2009 Trigger Event”), and (ii) availed Lender the right to foreclose upon and sell the Collateral Shares, among other remedies.

F. Pursuant to the June 2009 Trigger Event, on or about July 22, 2009, Lender foreclosed on and sold 5,523,645 of the Collateral Shares.

G. According to the terms of the Debenture, the June 2009 Trigger Event automatically (i) increased the amount due under the Debenture to 110% of such amount outstanding immediately prior to the occurrence of such June 2009 Trigger Event (the “Balance Increase”), (ii) increased the interest rate to 12% per annum on the outstanding amount (the “Interest Rate Increase”), and (iii) availed the Lender of certain additional remedies including, without limitation a right of acceleration (the “Acceleration Right”).

H. Upon the occurrence of the June 2009 Trigger Event, Borrower requested that Lender not enforce certain penalties and exercise certain remedies for a period of time, whereupon Lender, Borrower, and certain other parties entered into that certain Default Waiver to Debenture Dated June 18, 2009, dated July 30, 2009 (the “Default Waiver”). Pursuant to the Default Waiver, Lender agreed, subject to the terms, limitations and conditions set forth therein, to (i) not enforce (A) the Balance Increase, and (B) the Interest Rate Increase, and (ii) not exercise the Acceleration Right.

I. Subsequently, Borrower requested that Lender prepay a $200,000.00 portion (the “Prepayment”) of that certain St. George 7 Month Secured Purchase Note dated June 18, 2009 issued by Lender in favor of Borrower (the “Purchase Note”). As a condition to making the Prepayment, Lender required that Borrower issue that certain First Amendment to $4,000,000 Debenture Dated June 18, 2009, dated August 29, 2009 (the “Amended Debenture”) which, among other things, (i) reinstates (A) the Balance Increase, and (B) the Interest Rate Increase, and (ii) acknowledges the Prepayment.

J. On April 28, 2011, Lender delivered to Borrower that certain Request for Repayment in Common Shares (also known as Conversion Notice #33) wherein it sought to convert Thirty-Eight Thousand Six Hundred Forty Dollars ($38,640.00) of the outstanding balance of the Debenture into Twenty-Eight Million (28,000,000) shares (the “Conversion #33 Shares”) of Borrower’s common stock, par value $0.001 per share (“Common Stock”).

K. Borrower failed to deliver the Conversion #33 Shares to Lender as provided in the Purchase Agreement and the Debenture (the “Conversion Default”).  The Conversion Default is a Trigger Event under Section 7(e) of the Debenture and a continuing default.

L. Borrower also failed to reserve Fifty Million (50,000,000) authorized, but unissued, shares of Common Stock for the benefit of Lender (the “Reservation Default”).  The Reservation Default is a material default under both Section 5.1 of the Purchase Agreement and Section 5(xi) of the Debenture.

M. Borrower also erroneously issued to Lender Form 1099-MISC showing One Million Three Hundred Sixty Thousand One Hundred Fifty Dollars ($1,360,150.00) of Nonemployee Compensation for 2010 (the “1099-MISC”).  However, Lender did not receive any compensation from Borrower in 2010 or in any other year. Borrower represents that it immediately remedied the erroneously issued 1099-MISC by filing appropriate documents with applicable agencies.

N.  As a result of the Conversion Default, Reservation Default, and other defaults arising under the Debenture and the Purchase Agreement (where referred to herein individually, a “Default” and collectively, ”Defaults”), the Debenture is currently due and payable and interest is accruing thereunder at a rate of twelve percent (12%) per annum.  Certain additional penalties, fees, and costs have also accrued thereunder as a result of the Defaults.

O. As a result of the Defaults, on June 24, 2011 Lender exercised its right of offset set forth in Section 3 of the Buyer Notes by delivering to Borrower a certain Notice of Buyer’s Exercise of Offset Rights (the “Offset”).  As a result of the Offset, the Debenture balance was reduced by Four Hundred Seventy-Two Thousand Ninety-One and 19/100 Dollars ($472,091.19).  The Offset, the Prepayment, and Lender’s performance under the Purchase Agreement resulted in each of the Buyer Notes being fully performed, satisfied, and cancelled.  The outstanding balance of the Debenture immediately following the Offset was an amount not less than Two Million Dollars ($2,000,000.00) with interest accruing thereon at the rate of twelve percent (12%) per annum and certain additional penalties, fees, and costs continuing to accrue.

P. On October 5, 2011 the Borrower paid Fifty Thousand Dollars ($50,000.00) in cash and on or around such date Borrower also issued Nineteen Million Three Hundred Twenty Thousand (19,320,000) shares of Common Stock valued at Thirty-Eight Thousand Six Hundred Forty Dollars ($38,640.00) to Lender, each to be applied to the Debenture Balance (as defined below) and the Forbearance Amount (as defined below) as of the date of such payment.

Q. As of the date hereof, the outstanding amount owing under the Debenture (including interest, fees, penalties, and legal fees as provided in Section 3 hereof) is an amount to be determined, but is in no event less than Two Million Dollars ($2,000,000.00) (plus any adjustments for interest, fees, or penalties accruing hereafter, the “Debenture Balance”).

R. Borrower has requested that Lender forbear from exercising its rights and pursuing remedies currently available to it against Borrower under the Debenture, the Purchase Agreement, and the other Loan Documents.

S. Lender has agreed, subject to the terms, conditions and understandings expressed in this Agreement, to refrain and forbear temporarily from exercising and enforcing any of its remedies against Borrower resulting from the Defaults as provided in this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties acknowledge, confirm, and agree as follows:

1. Recitals.  The recitals set forth above in this Agreement are true and accurate, are contractual in nature, are not mere recitals, and are hereby incorporated into and made a part of this Agreement.

2. Forbearance.  Subject to the terms, conditions and understandings contained in this Agreement, Lender hereby agrees to refrain and forbear from exercising and enforcing any of its remedies under the Debenture, the Loan Documents or under applicable laws, with respect to the Defaults, until January 1, 2013 (the “Forbearance”). Borrower understands that the Forbearance shall terminate immediately upon the occurrence of any material breach of this Agreement or upon the occurrence of any Event of Default (as defined in the Debenture) or Trigger Event (as defined in the Debenture and as modified herein) after the date hereof and that upon the earlier of the termination of the Forbearance, Borrower’s breach of any term or provision in this Agreement, or the occurrence of any new Event of Default or Trigger Event after the date hereof, Lender may, in Lender’s sole and absolute discretion, pursue all remedies available to it under the terms of this Agreement, the Debenture, the Loan Documents or applicable law.

3. Legal Fees.  Borrower owes Fifteen Thousand Dollars ($15,000.00) to Lender for legal fees, as provided by Section 8 of the Debenture, associated with both collecting on the Debenture and preparation of this Agreement as a result of the Defaults described herein.  This amount is included in the Debenture Balance.

4. Obligations; Outstanding Balances; Ratification of the Debenture.  The Debenture shall be and remain in full force and effect (subject to the amendments set forth herein) in accordance with its terms and is hereby ratified and confirmed in all respects. Notwithstanding anything to the contrary herein or in the Loan Documents, as of the date hereof, the outstanding balance of the Debenture shall be deemed and affirmed to be the Debenture Balance.  Any reference to the Debenture after the date of this Agreement is deemed to be a reference to the Debenture as amended by this Agreement.  No forbearance, waiver, or amendments other than as set forth herein may be implied by this Agreement.  Except as expressly set forth herein, the execution, delivery, and performance of this Agreement shall not operate as a waiver of, or as an amendment to, any right, power, or remedy of Lender under the Debenture, as in effect prior to the date hereof.

5. Debenture Amendment.  For purposes of this Agreement, the Debenture is hereby amended as follows:

(a) Maturity Date.  The Maturity Date (as defined in the Debenture) is hereby amended to January 1, 2013 to conform to the Payment Schedule described herein.

(b) Amount Outstanding.  Notwithstanding the Debenture Balance set forth above, each of Borrower and Lender agree that as of the date hereof, so long as Borrower complies with the terms of this Agreement, the outstanding balance of the Debenture shall be deemed to be equal to One Million One Hundred Twenty-Six Thousand Three Hundred Sixty Dollars ($1,126,360.00) with interest accruing at the rate of eight percent (8%) per annum, simple interest based on a 360-day year, commencing on the date hereof (the “Forbearance Amount”), subject to the terms of the Conditional Discount (as defined below); provided, however, that in the event Borrower breaches any term or provision of this Agreement or any additional Events of Default or Trigger Events occur under the Debenture or the Loan Documents after the date hereof, the parties agree that the outstanding balance of the Debenture as of the date of this Agreement shall be deemed to have been the Debenture Balance, and any interest, fees, or penalties accrued and accruing thereafter shall accrue on the Debenture Balance.

(c) Payment Schedule.  Section 2 of the Debenture is hereby amended such that Borrower is now obligated to make payments to Lender according to the following “Payment Schedule.”

(i)	Borrower shall deliver to Lender fixed cash payments in the amounts and by the dates specified below:

(1)	Two Hundred Eighty-Five Thousand Three Hundred Sixty Dollars ($285,360.00) on or before the execution of this Agreement.

(2)	Fifty Thousand Dollars ($50,000.00) on or before March 1, 2012.

(3)	Two Hundred Eighty-Three Thousand Dollars ($283,000.00) on or before June 1, 2012.

(4)	Fifty Thousand Dollars ($50,000.00) on or before September 1, 2012.

(5)	Fifty Thousand Dollars ($50,000.00) on or before November 1, 2012.

(ii)
Borrower shall also deliver to Lender a lump sum payment on or before January 1, 2013 for the lesser of (i) Four Hundred Eight Thousand Dollars ($408,000.00) plus any accrued and unpaid interest and (ii) the remaining balance of the Forbearance Amount plus any accrued and unpaid interest, after applying the payments described above to the Forbearance Amount.

(iii)	If any default in payment as set forth in Section 5(c) herein is not cured within five (5) business days from the date of such default then such default will be a material breach of this Agreement.

(d)  Conditional Discount.  If the Borrower makes payments totaling at least the then current Forbearance Amount less One Hundred Thousand Dollars ($100,000.00) on or before June 30, 2012, then the  Borrower will be eligible to receive a discount of One Hundred Thousand Dollars ($100,000.00) to be applied to the then current Forbearance Amount remaining due (the “Conditional Discount”).

(e)  Trigger Event.  Pursuant to this Agreement, Subsection 7(f) of the Debenture, regarding the Required Level, and Subsection 7(g) of the Debenture, regarding the Volume Default, are each hereby deemed void and unenforceable as of the date hereof and at all times hereafter.  For avoidance of doubt, all other Trigger Events shall remain in full force and effect; provided, however, that the insufficient reservation of authorized but unissued shares of Common Stock shall in no event constitute a Trigger Event, so long as Lender complies with the Share Reserve (as defined below), or Increased Share Reserve (as defined below), if applicable.

(f)  Conversion Shares Upon Execution of Forbearance.

(i)
Notwithstanding anything herein to the contrary, Borrower shall issue four (4) certificates for duly and validly authorized shares of Common Stock in the name of the Company:  (i) one certificate for Forty-Nine Million (49,000,000) shares, and (ii) three certificates, each for Seventeen Million (17,000,000) shares (“Forbearance Conversion Shares”), which Forbearance Conversion Shares shall be subject to future adjustments pursuant to a reverse split of the Common Stock or other similar events related to the capital stock of the Borrower. The Borrower shall deliver, no later than December 23, 2011, the Forbearance Conversion Shares along with stock powers with medallion guarantees, in a form suitable to the Lender and subject to the Lender’s prior approval, for each of the four certificates, to be reserved and held at the office of Jonathan K. Hansen of Carman Lehnhof Israelsen LLP (4626 North 300 West, Suite 160, Provo, UT 84604) according to the terms of that certain Escrow Agreement of even date herewith (the “Escrow Agreement”), and the Forbearance Conversion Shares shall be delivered to Lender and available for sale by Lender only upon the conditions specified in Section 5(f)(ii) of this Agreement.

(ii)
Upon the occurrence of any Event of Default or Trigger Event pursuant to the Debenture or any other breach of this Agreement or breach of the Loan Documents after the date hereof (provided that any Defaults which occurred prior to the date hereof, which are set forth on Schedule 1 hereof, shall not constitute a Trigger Event or any other breach of the Loan Documents), Lender shall be entitled to deliver a Request for Repayment (as defined below); whereupon, the Lender will submit the Transfer Agent Letter to instruct the transfer agent to reissue the Forbearance Conversion Shares to Lender.  The transfer agent shall deliver the Forbearance Conversion Share certificates along with a 144 Opinion (as defined below), but the transfer agent shall only deliver to the Lender in the name of the Lender the Forbearance Conversion Shares at such times and in such amounts as Lender shall request, subject to compliance with the Ownership Limitation (as defined below).  The Borrower covenants and agrees to act in good faith and in full cooperation in carrying out the instructions specified in the Transfer Agent Letter and the agreements as set forth herein.

(iii)	Upon full performance of all the terms specified in this Agreement, Borrower shall be entitled to instruct the Escrow Agent to release and deliver the Forbearance Conversion Shares to Borrower.

6. Debenture Conversions. Lender hereby covenants that from the date hereof Lender shall not convert all or any portion of the Debenture Balance or Forbearance Amount for shares of Common Stock so long as Borrower is in compliance with the terms and conditions as set forth in this Agreement; provided, however, upon the occurrence of a default of any provision set forth in this Agreement, the Debenture, or any of the other Loan Documents and at all times thereafter until such time that the Borrower has satisfied all outstanding obligations under the Loan Documents, Borrower covenants that it will honor all of Lender’s conversions for all or any portion of the Debenture Balance in accordance with the provisions set forth in Section 3(b) of the Debenture by delivering shares of Common Stock, either electronically, if available, or via certificates (without a restricted securities legend) for the full number of shares of Common Stock issuable pursuant to the applicable Request for Repayment as specified in Section 3 of the Debenture (the “Conversion Shares”).  Any future conversion, including conversion under Section 5(f) of this Agreement will be exercised at a per share price equal to the greater of (i) the Fixed Re-Payment Price (as defined in the Debenture), and (ii) $0.002 (as adjusted for stock splits, combination, or similar events).  Borrower will deliver the Conversion Shares to Lender within three days of its receipt of a Request for Repayment from Lender.  Borrower acknowledges that its failure to deliver Conversion Shares as provided herein or in the Debenture shall be deemed a material breach of this Agreement and that in such event, among all other remedies available to Lender herein, in the other Loan Documents, or at law, Lender shall be entitled to immediately accelerate the outstanding balance of the Debenture and enter the Confession (as defined below) in a court of competent jurisdiction.

7. Authorized Shares.  At all times after the date hereof, Borrower shall reserve for issuance to Lender upon conversion of the Debenture no fewer than One Hundred Million (100,000,000) shares of Common Stock (the “Share Reserve”), subject to future adjustments pursuant to a reverse split of the Common Stock or other similar events related to the capital stock of the Borrower. The Share Reserve shall be in addition to the Forbearance Conversion Shares.  Notwithstanding the forgoing, upon the earlier occurrence of either (i) the next shareholder meeting held by the Borrower, whether a special meeting or an annual meeting, or (ii) any default or breach of this Agreement or any Event of Default under the Debenture (“Share Reserve Condition”), the Borrower shall use best efforts and take all action necessary to increase the authorized shares and shall reserve from such increased authorized shares for the purpose of issuance to Lender, such number of shares of Common Stock as shall be necessary to effect the full conversion of the Debenture Balance and full exercise of the Warrant (the “Increased Share Reserve”). If at any time following the occurrence of a Share Reserve Condition the Share Reserve is insufficient to effect the full conversion of the Debenture Balance and exercise of the Warrant, the Borrower shall use best efforts to increase the Share Reserve accordingly.  And, if at any time following a Share Reserve Condition, the Borrower does not have sufficient authorized and unissued shares of Common Stock available to increase the Share Reserve, the Borrower shall call and hold a special meeting of the stockholders within thirty (30) days of such occurrence, for the sole purpose of increasing the number of authorized shares of Common Stock. The Borrower’s management shall recommend to the Borrower’s stockholders to vote in favor of increasing the number of authorized shares of Common Stock.  Management shall also vote all of its shares in favor of increasing the number of authorized shares of Common Stock. The Borrower shall use its best efforts to cause such additional shares of Common Stock to be authorized so as to comply with the requirements of this Section.

8. Ownership Limitation. Notwithstanding anything set forth in the Debenture or the Loan Documents to the contrary, in the event of a Request for Repayment, including delivery of Forbearance Conversion Shares, or other issuance of shares, by Borrower that would result in the beneficial ownership by Lender and its affiliates of more than 9.99% of the outstanding Common Stock of Borrower (the “Ownership Limitation”), then (i) such exercise, right, or election shall constitute a legal, valid, binding and enforceable exercise, right, or election, (ii) to the extent the issuance or delivery of shares of Common Stock pursuant to such exercise or election would result in a breach of the Ownership Limitation (the number of shares of Common Stock in excess of the Ownership Limitation, the “Excess Shares”), Borrower shall not be obligated to immediately issue or deliver the Excess Shares and shall instead reserve the Excess Shares for issuance to Lender at a later date; and (iii) immediately upon Lender’s delivery to Borrower of written notice that the issuance of all or any portion of the Excess Shares would not result in a breach of the Ownership Limitation, Borrower shall issue or deliver to Lender such Excess Shares. The Ownership Limitation is a valid, binding, and non-waivable provision of this Agreement.

9. Rule 144 Opinion Letter.  Provided that exemption under Rule 144 is available to the Lender, Borrower covenants to cause its legal counsel to deliver a legal opinion to its transfer agent within five business days of receipt of a written request. Such opinion shall be subject to Lender’s prior approval and shall opine that Lender’s sale of all shares of Common Stock issued or delivered to Lender, including those shares issued or delivered pursuant to either conversions of the Debenture or issuances of Forbearance Conversion Shares, shall be exempt from the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”), by reason of Rule 144 promulgated under the Securities Act and shall further instruct Borrower’s transfer agent to deliver certificates representing shares of Common Stock to Lender without a restricted securities legend in accordance with its conversions of the Debenture while also instructing the transfer agent that Lender is an intended third-party beneficiary (the “144 Opinion”).  Notwithstanding the foregoing, Lender shall have the right, in its sole discretion, to provide a 144 Opinion prepared by counsel to Lender, and Borrower shall accept such 144 Opinion in its reasonable discretion, which shall include the reasonable discretion of Borrower’s counsel.

10. Judgment by Confession. Together with its execution of this Agreement, Borrower shall execute a Judgment by Confession in the form attached hereto as Exhibit A (the “Confession”), which, in addition to any other rights or remedies Lender may have under this Agreement, the Loan Documents or applicable law, Lender may, in its sole discretion, cause to be entered into a court of competent jurisdiction upon Borrower’s default of any provision set forth in this Agreement, the Debenture, or any of the other Loan Documents. The Confession shall provide for a judgment against Borrower equal to the Judgment Amount (as defined in the Confession).  In addition, any amount remaining due under the Debenture Balance, including any amount in excess of the Judgment Amount, shall be immediately due and payable and Lender may pursue any and all available remedies to collect that amount.

11. Irrevocable Instructions to Transfer Agent. Together with its execution of this Agreement and the Confession, Borrower shall also execute and deliver to its transfer agent the irrevocable transfer agent instruction letter substantially in the form attached hereto as Exhibit B.  In addition, Borrower will use its best efforts to cause the transfer agent to sign the irrevocable transfer agent letter as an acknowledging party within thirty days of the date hereof, and Borrower and Lender will work together in good faith to make those revisions or amendments that are reasonably required by the transfer agent to sign the transfer agent letter as an acknowledging party. However, if the transfer agent refuses to sign the transfer agent letter, or any amendments thereto, as an acknowledging party following the Borrower’s best efforts, then such failure will not result in a Trigger Event or Event of Default under this Agreement. For avoidance of doubt, the most recent executed transfer agent letter shall remain in full force and effect until such time or times, if any, that the transfer agent letter is amended and signed by both Borrower and Lender.

12. Failure to Comply. Lender’s Forbearance and agreement to enter into this Agreement is conditioned on Borrower’s promise to comply with all of the terms, covenants, and conditions of this Agreement, the Debenture and the other Loan Documents. Upon the earlier of the (i) termination of the Forbearance, (ii) Borrower’s breach of any term or provision in this Agreement, or the (iii) occurrence of any new Event of Default or Trigger Event, the Lender may, at its election, take any or all of the following actions: (x) withdraw the forbearance and other accommodations given by Lender herein, (y) exercise the respective rights and remedies under this Agreement, the Loan Documents, and applicable law, in addition to all other available remedies, and (z) declare the Debenture immediately due and payable.

13. Representations and Warranties. In order to induce Lender to enter into this Agreement, Borrower, for itself, and for its affiliates, successors and assigns, hereby acknowledges, represents, warrants and agrees as follows:

(a) Borrower has full power and authority to enter into this Agreement and to incur and perform all obligations and covenants contained herein, all of which have been duly authorized by all proper and necessary action.  No consent or approval of Borrower, and no consent, approval, filing or registration with or notice to any governmental authority is required as a condition to the validity of this Agreement or the performance of any of the obligations of Borrower hereunder.

(b) There is no fact known to Borrower or which should be known to Borrower which Borrower has not disclosed to Lender on or prior to the date of this Agreement which would or could materially and adversely affect the understanding of Lender expressed in this Agreement or any representation, warranty, or recital contained in this Agreement.

(c) Except as expressly set forth in this Agreement, Borrower acknowledges and agrees that neither the execution and delivery of this Agreement nor any of the terms, provisions, covenants, or agreements contained in this Agreement shall in any manner release, impair, lessen, modify, waive, or otherwise affect the liability and obligations of Borrower under the terms of the Loan Documents.

(d) Borrower hereby acknowledges that it has freely and voluntarily entered into this Agreement after an adequate opportunity and sufficient period of time to review, analyze, and discuss (i) all terms and conditions of this Agreement, (ii) any and all other documents executed and delivered in connection with the transactions contemplated by this Agreement, and (iii) all factual and legal matters relevant to this Agreement and/or any and all such other documents, with counsel freely and independently selected by Borrower (or had the opportunity to be represented by counsel).  Borrower further acknowledges and agrees that it has actively and with full understanding participated in the negotiation of this Agreement and all other documents executed and delivered in connection with this Agreement after consultation and review with its counsel (or had the opportunity to be represented by counsel), that all of the terms and conditions of this Agreement and the other documents executed and delivered in connection with this Agreement have been negotiated at arm’s-length, and that this Agreement and all such other documents have been negotiated, prepared, and executed without fraud, duress, undue influence, or coercion of any kind or nature whatsoever having been exerted by or imposed upon any party by any other party.  No provision of this Agreement or such other documents shall be construed against or interpreted to the disadvantage of any party by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, dictated, or drafted such provision.

(e) Other than the Defaults, Borrower represents and warrants that as of the date hereof no other Events of Default under the Loan Documents exist.

14. Headings.  The headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

15. Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Illinois without regard to the principles of conflict of laws. Each party hereto submits to the jurisdiction of any state or federal court sitting in Cook County, Illinois in any proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the proceeding may be heard and determined in any such court and hereby expressly submits to the exclusive personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.  Each party hereto hereby irrevocably consents to the service of process of any of the aforementioned courts in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address as set forth in the Loan Documents, such service to become effective ten (10) days after such mailing.

16. Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document.  All counterparts shall be construed together and constitute the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile transmission or other electronic transmission (including email) shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile transmission or other electronic transmission (including email) shall be deemed to be their original signatures for all purposes.

17. Attorneys’ Fees. If any action at law or in equity is brought by a party to enforce or interpret the terms of this Agreement, the Prevailing Party (as defined hereafter) shall be entitled to reasonable attorneys’ fees, costs and disbursements, in addition to any other relief to which such party may be entitled.  “Prevailing Party” shall mean the party in any litigation or enforcement action that prevails on a majority of final rulings, counts, or judgments of dispositive issues adjudicated by a court of competent jurisdiction.

18. Severability. If any part of this Agreement is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect.

19. Entire Agreement; Amendments. This Agreement, together with the Loan Documents and all other documents referred to herein, supersedes all other prior oral or written agreements between Borrower, Lender, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither Lender nor Borrower makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

20. Waiver of Jury Trial.  Borrower hereby waives the right to trial by jury in an action arising hereunder.

21. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower, Lender and its respective successors and assigns.  Borrower shall not assign any of its respective rights or obligations under this Agreement.  Lender may assign all or a portion of its rights and obligations under this Agreement to one or more third parties on terms and conditions acceptable to such Lender without the consent of Borrower, provided that such Lender shall promptly provide notice of such assignment to Borrower.

22. Time of Essence.  Time is of the essence of this Agreement.

23. Continuing Enforceability; Conflict Between Documents. Except as otherwise modified by this Agreement, the Debenture and the other Loan Documents shall remain in full force and effect, enforceable in accordance with all of their original terms and provisions.  That certain Personal Guarantee executed on June 18, 2009 by J. Patrick Kenny as a personal guarantor remains in full force and effect and this Agreement in no way modifies the terms or enforceability of that Personal Guarantee; provided, however, that upon Borrower delivering to Lender cash payments equal to or in excess of the Forbearance Amount plus any additional legal fees incurred in enforcing or collecting under this Agreement, the Personal Guarantee will no longer be subject to enforcement by the Lender notwithstanding the existence or occurrence of any Event of Default or breach of this Agreement.  This Agreement shall not be effective or binding unless and until it is fully executed and delivered by Lender and Borrower.  If there is any conflict between the terms of this Agreement, the Debenture and the other Loan Documents, the terms of this Agreement shall prevail.

24. Further Assurances. Each party shall do and perform or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the first date above written.

BORROWER:

DRINKS AMERICAS HOLDINGS, LTD

By:
Name:
Title:

LENDER:

ST GEORGE INVESTMENTS LLC

By: Fife Trading, Inc, its Manager

By:
John M. Fife, President

[Signature page to Forbearance Agreement]

EXHIBIT A

JUDGMENT BY CONFESSION

EXHIBIT B

TRANSFER AGENT LETTER